Exhibit 6.3

COMMON SHARE PURCHASE AGREEMENT

This Common Shares Purchase Agreement (the “Agreement”) is entered into on this 8th day of February 2021 (the “Effective Date”), by and between Nug Avenue, Inc., a California corporation (the “Seller” or “Nug Ave”) and Sugar Rush, Inc. (the “Purchaser” or Sugar Rush”), a Nevada corporation and wholly-owned subsidiary of Sugarmade, Inc., a Delaware corporation.

WHEREAS, Nug Ave provides services relating to the legal and regulated delivery of cannabis products within the state of California (the “Cannabis Delivery Services”).

WHEREAS, Nug Ave provides these Cannabis Delivery Services out of Lynwood, California (the “Lynwood Operations”), servicing primarily, but not limited to, the greater Los Angeles metropolitan services area.

WHEREAS, Sugarmade is seeking to expand its business opportunities within the legal and regulated cannabis market sector.

WHEREAS, Nug Ave is seeking expansion capital and managerial expertise in order to expand business operations and to allow it to obtain its corporate growth goals relative to operating and profiting for the legal and regulated cannabis marketplace.

WHEREAS, the executives of Nug Ave, Sugar Rush and Sugarmade, believe it is in the best interest of their owners, shareholders, and other stakeholders, to enter into an agreement that advances the interest of each.

NOW, THEREFORE, in consideration of the promises, terms, mutual covenants, and conditions hereinafter set forth, the Parties agree as follows:

1. Common Share Purchase.

Relative to the Common Share Purchase, the Parties agree to the following:

1.1 The Purchaser, for the valuabe consideration outlined herein, shall acquire a seventy percent (70%) stake in the Seller’s Lynwood Operations (the “Equity Stake”).

1.2 The purchase price for the Equity Stake shall be five hundred sixty thousand ($560,000) United States dollars.

1.3 The Investment shall entitle Sugar Rush to recognize 70% of the revenues and profits generated by Nug Ave for its Lynwood Operation as of the the Effective Date.

1.4 Sugar Rush shall pay the Purchase Price to the Seller in periodic payments over a one (1) year period beginning on the Effective Date.

2. Shareholders Agreement. The parties agree to enter the shareholders’ agreement to be signed simultaneously to this Agreement.

3. Use of Invested Capital. The Parties agree the funds provided by Purchaser to the Seller shall be used for expansion of business opportunities for the Lynwood Operation.

4. First Rights of Refusal and Option to Invest in Future Operations. The Parties agree the Purchaser shall hold an option to invest in all future business opportunities of the Seller pertaining to any and all legal and regulated cannabis business operations. The Parties agree to negotiate in good faith a formal option agreement with ninety (90) days of the Effective Date of this Agreement.

5. First Rights of Refusal on all Future Financings of the Seller. The Parties agree the Purchaser shall hold unlimited rights to participate in any and all future financings of the Seller. The Parties agree to negotiate in good faith a formal first rights of refusal investment agreement with ninety (90) days of the Effective Date of this Agreement.

6. Financial Statements. The Sellers acknowledges and agrees that, in order to satisfy regulatory requirements, US GAAP accounting standards, the Seller shall timely provide to the Purchaser any financial statements that may be required in connection with the completion of this Agreement. The Purchaser shall at its own cost perform the necessary accounting to provide the financial statements of Seller and will assume responsibility for all future accounting for Seller. Upon execution of this Agreement, the Seller shall provide all necessary information for Sugarmade to review and establish guidance and procedural review.

7. Representations by Seller. The Seller warrants and represents the following:

(a) Seller is the owner of and has a good marketable title to the shares and rights and all assets of its Lynwood Operations;

(b) Seller has not disclosed the business operations, that is, the method of operations to any third party.

(b) The Seller is operating, and shall operate, in full compliance with all local and state laws and regulations pertaining to the operations of a cannabis related business.

8. Possession. Possession of the shares shall be delivered to the Purchaser at the times of payment to the Seller in accordance with the Payment Schedule outlined herein.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10. Confidentiality. The Parties understand the importance of holding confidential information in the appropriate manner. Thus, the Parties agree to the following:

(a) Each party shall hold the Proprietary or Confidential Information in strict confidence. “Proprietary or Confidential Information” shall include, but is not limited to, written or oral contracts, trade secrets, know-how, business methods, business policies, memoranda, reports, records, computer retained information, notes, or financial information.

(b) Proprietary or Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; (iii) is independently developed by the receiving party; or (iv) is subject to disclosure under court order or other form to any third party or to use each other’s Proprietary or Confidential Information for any purpose other than as specified in this Agreement. Each party’s Proprietary or Confidential Information shall remain the sole and exclusive property of each party. The parties agree that in the event of use or disclosure by any party other than as specifically provided for in this Agreement, the party may be entitled to equitable relief. Notwithstanding termination or expiration of this Agreement, each party agrees that the obligations of confidentiality with respect to Proprietary or Confidential Information shall continue in effect for a total period of three (3) years from the Effective Date.

(c) Parties collectively and individually agree that any breach of the restrictions contained in this Section will cause the Party irreparable harm for which there is no adequate remedy of law. Therefore, in addition to whatever rights the Party may otherwise have under applicable law, the Party collectively and individually consent to the issuance of an injunction in favor of the Party enjoining the breach of any of said restrictions by any court of competent jurisdiction.

(d) If any or all of said restrictions are held to be unenforceable, because of their scope or duration of the subject matter covered thereby, the parties agree that the court making such determination shall have the power to reduce or modify the scope, duration and subject matter to the extent that it allows the maximum scope, duration and subject matter permitted by applicable law.

(e) If a Party violates the restrictions in this Section and a Party brings legal action for injunctive or other relief, the Party shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full-time period of the restriction. ng and the date of the first violation of said restrictions.

11. Conditions For Closing are as follows:

(a) Approvals: Receipt of all required approvals for Sugarmade for the Transaction, including without limitation: the approval of the Sugarmade board of directors.

(b) No Material Adverse Change: No material adverse change shall have occurred in the business of Seller, results of operations, assets, liabilities, financial condition or affairs of Seller between the date of signing of the letter of intent and the closing date of a final agreement.

(c) Representations & Warranties: The representations and warranties of the parties contained in the transaction documents shall be true and correct in all material respects, unless such representation and warranty is qualified by materiality, in which case it shall be true and correct in all respects, as of the dates of such documents and as of the Closing Date;

(d) No Claims or Proceedings: There are no regulatory actions or proceedings against Seller at the Closing Date which would or likely will if determined against the interest of the Purchaser.

(e) No Prohibition: There is no prohibition at law against the completion of the Investment and any related transactions.

12. Dispute Resolution. The parties shall attempt to resolve any and all disputes arising out of this Agreement by meeting to discuss the specific nature of such disputes and possible resolution thereto. Such meeting(s) shall occur initially between or among the person(s) employed by each party who is/are responsible for oversight and management of the agreements and transactions contemplated thereby. At least one such meeting is required if such person(s) exist. If no person(s) exist(s) to whom Sellers collectively and individually and Purchaser have designated such responsibility, or if this/these meeting(s) prove(s) to be unsuccessful at resolving the dispute(s), a meeting shall occur between Seller collectively and individually and Purchaser. At least one such meeting shall occur. Legal counsel for any party may accompany, but not replace, such party’s business representative(s) or accompany the parties at any meeting required by this section, provide that each other party shall receive written notice at least three business days in advance that counsel will be present. If these meetings prove unsuccessful, Purchaser and Seller agree to participate in informal dispute resolution, including but not limited to mediation and/or arbitration through the American Arbitration Association. If a resolution to the dispute(s) proves impossible, each party hereby reserves its right to pursue any legal or equitable remedy on any form of competent jurisdiction, provided that such party has made a good faith effort to comply with the terms of this Section An explanation of such party’s efforts to comply with this Section shall be contained within any complaint- or - other document initiating formal or informal proceedings relating to such dispute(s).

13. Authority. Each of the Parties represents and warrants to the other that each has taken all necessary corporate action to authorize and approve this Agreement.

14. Corporate Obligations and Post-Closing Obligations. The obligations of the Parties are acknowledged to be solely obligations of the entities, and no officer, director, employee, agent, representative, manager, owner, or controlling person of any such entity shall be subject to any personal liability to any person or another party, nor will any such claim be asserted by or on behalf of either party or affiliates of either party.

15. Public Announcement The Parties shall inform the other relative to any public announcement of Agreement. It is understood the Purchaser and/ or Sugarmade hold the right to make any required or customary announcement relative to this Agreement.

16. Severability. If any term, provision, or condition of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect and shall not thereby be affected, impaired, or invalidated.

17. Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any party hereto.

18. Entire Agreement. This Agreement, the schedules, and exhibits hereto constitute the entire understanding and agreement between the parties with regard to the subjects hereof and in full force and effect until terminated in accordance with their respective terms.

19. Notices. All notices, requests, waivers, and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given upon confirmation receipt. All notices to the Seller shall be sent to its registered address. All notices to Purchaser shall be sent to its registered addresses well know to the Parties.

20. Purchase of Securities. (a) The Purchaser represents and warrants to the Seller that the Purchaser is purchasing the securities hereunder as principal for its own account. (b) The Purchaser acknowledges that because this purchase of shares is being made pursuant to exemptions from the registration and prospectus requirement of applicable securities laws: (i) the Purchaser is restricted from using certain civil remedies available under applicable securities laws; (ii) the Purchaser will not receive a prospectus that might otherwise be required to be provided to the Purchaser under the applicable securities laws if the exemptions were not being used; (iii) the offering of the securities need not be carried out through an investment advisor; and (iv) the Seller is relieved from certain obligations that would otherwise apply under applicable securities laws if the exemptions were not being used. (c) The Purchaser acknowledges that the securities being purchased hereunder will be subject to resale or transfer restrictions which will prevent the Purchaser from reselling the securities except in very limited circumstances. (d) The Purchaser acknowledges that the Seller is under no obligation to qualify the resale of the securities under a prospectus or assist the Purchaser in complying with the resale or transfer restrictions of applicable securities laws. The Purchaser further acknowledges that it is the Purchaser’s obligation to comply with the resale or transfer restrictions in all applicable jurisdictions and the Seller offers no advice on those restrictions.

22. Risk. The Purchaser acknowledges that no securities commission has evaluated or endorsed the merits of the Shares and that the person selling the Shares has no duty to tell the Purchaser whether the Shares are a suitable investment THE Purchaser FURTHER ACKNOWLEDGES THAT IT IS INVESTING IN THE SELLER ENTIRELY AT ITS OWN RISK AND IT MAY LOSE ALL OF ITS INVESTMENT [California Corporate Securities Law.THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

(end of provisions - signature page(s) follow)

IN WITNESS WHEREOF, the parties have executed this Agreement on February 8, 2020

For the Seller:

/s/ William Chung
Name:	William Chung
Title:	CEO

For the Purchaser:

/s/ Jimmy Chan
Sugarmade, Inc.
Jimmy Chan
CEO

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COMMON SHARE PURCHASE AGREEMENT – AMENDMENT ONE

This Common Shares Purchase Agreement – Amendment One (the “Amendment One”) is put forth on March 18, 2021, as an amendment to the February 8, 2021 Common Share Purchase Agreement by and between Nug Avenue, Inc., a California corporation (the “Seller” or “Nug Ave”) and Sugar Rush, Inc. (the “Purchaser” or Sugar Rush”), a Nevada corporation and wholly-owned subsidiary of Sugarmade, Inc., a Delaware corporation (the “Agreement”).

WHEREAS, Nug Ave and Sugar Rush believe minor and non-material details of the Agreement were ambiguous and therefore Nug Ave and Sugar Rush wish to clarify such points to ensure the intent of the Parties is reflected.

WHEREAS, The Parties have proceeded since the Effective Date under the terms outlined in the Agreement and intend to be bound by the Agreement in its entirety.

WHEREAS, The Parties agree to amend the Agreement via this Amendment One, which shall become part of the Agreement.

NOW, THEREFORE, The Parties agree to amend the Agreement as follows:

Introductory Paragraph, which reads:

This Common Shares Purchase Agreement (the “Agreement”) is entered into on this 8th day of February 2021 (the “Effective Date”), by and between Nug Avenue, Inc., a California corporation (the “Seller” or “Nug Ave”) and Sugar Rush, Inc. (the “Purchaser” or Sugar Rush”), a Nevada corporation and wholly-owned subsidiary of Sugarmade, Inc., a Delaware corporation.

Is amended to:

This Common Shares Purchase Agreement (the “Agreement”) is entered into on this 8th day of February 2021 (the “Effective Date”), by and between parties: 1) Nug Avenue, Inc., a California corporation (the “Seller” or “Nug Ave”), which is a wholly-owned subsidary of ECGI Holdings, Inc., a Nevada corporation (“ECGI”), 2) ECGI Holdings, Inc., a Nevada corporation, and 3) Sugar Rush, Inc. (the “Purchaser” or Sugar Rush”), a Nevada corporation and wholly-owned subsidiary of Sugarmade, Inc., a Delaware corporation.

Section 1, which reads:

1. Common Share Purchase.

Relative to the Common Share Purchase, the Parties agree to the following:

1.1 The Purchaser, for the valuable consideration outlined herein, shall acquire a seventy percent (70%) stake in the Seller’s Lynwood Operations (the “Equity Stake”).

1.2 The purchase price for the Equity Stake shall be five hundred sixty thousand ($560,000) United States dollars.

1.3 The Investment shall entitle Sugar Rush to recognize 70% of the revenues and profits generated by Nug Ave for its Lynwood Operation as of the the Effective Date.

1.4 Sugar Rush shall pay the Purchase Price to the Seller in periodic payments over a one (1) year period beginning on the Effective Date.

Is amended to:

1.1 ECGI shall sell seventy percent (70%) of its ownership of Nug Ave to Sugar Rush for valuable consideration in the form of a five hundred sixty thousand United States dollars ($560,000) capital injection into Nug Ave to be utilized by Nug Ave for daily operations, which shall be paid by Sugar Rush over the course of twelve months.

1.2 ECGI shall make a capital injection into Nug Ave of two hundred thousand forty thousand United States dollars ($240,000), which shall be utilized by Nug Ave for daily operations, which shall be made into Nug Ave over the course of twelve months.

1.3 Should ECGI fail to meet the above funding commitment within twelve (12) months of the Effective Date, it shall have ninety (90) days to cure any funding shortfall (the “Funding Cure Period”). During the Funding Cure Period, Sugar Rush and Sugarmade shall have the right, but not the obligation, either separately or in combination, to fund the remaining portion of the funding shortfall, thus acquiring the percentage ECGI would have gained if the full funding has been provided in a timely manner.

1.4. Should Sugar Rush fail to meet the above funding commitment within twelve (12) months of the Effective date, it shall have ninety (90) days to cure any funding shortfall (the “Funding Cure Period”). During the Funding Cure Period, ECGI shall have the right, but not the obligation to fund the remaining portion of the funding shortfall, thus acquiring the percentage Sugar Rush would have gained if the full funding has been provided in a timely manner.

1.5 The capital injection by Sugar Rush shall entitle Sugar Rush to consolidate and recognize 100% of the revenues and 70% profits or loss generated by Nug Ave for its Lynwood Operation as of the Effective Date.

(end of amendments - signature page(s) follow)

IN WITNESS WHEREOF, the parties have executed this Amemdment as of April 8, 2021.

For the ECGI:

/s/ William Chung
Name:	William Chung
Title:	CEO

For the Sugar Rush:

/s/ Jimmy Chan
Jimmy Chan
CEO

(end)